Exhibit 1.23

ARTICLES OF AMENDMENT AND RESTATEMENT
OF
CORPORATE EXPRESS, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation hereby adopts the following Articles of Amendment and Restatement.  These Articles of Amendment and Restatement amend and restate the Corporation’s Articles of Amendment and Restatement, filed September 30, 1994, as amended.  These Articles of Amendment and Restatement were adopted by the shareholders of the Corporation.  The number of votes cast by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

Article 1                         Name of Corporation.  The name of the corporation is Corporate Express, Inc.

Article 2                         Purposes and Powers.  The corporation may conduct any lawful business and shall have and may exercise all of the powers now or hereafter conferred upon corporations organized under the laws of Colorado.

Article 3                         Duration.  The corporation shall have perpetual existence.

Article 4                         Stock.  The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares, all of which shall constitute a single class of common stock.  The common stock shall have unlimited voting rights and shall be entitled to receive the net assets of the corporation upon dissolution.  The common stock shall have a par value of $.01 per share.

Article 5                         Directors.  The number of directors of the corporation shall be specified in or fixed in accordance with the bylaws.

Article 6                         No Cumulative Voting.  Cumulative voting shall not be permitted in the election of directors.

Article 7                         Indemnification.  The Corporation shall indemnify all persons to the fullest extent permitted by the Colorado Business Corporation Act, as amended from time to time, subject to any expansion (but not limitation) of such indemnification as may be set forth in the bylaws of the Corporation or any shareholders’ or directors’ resolutions or by any indemnification or similar agreement between the Company and any officer or director.

Article 8                         Limitation on Director’s Liability.  The personal liability of a director to the Corporation or its shareholders is limited to the fullest extent permitted by the Colorado Business Corporation Act, as amended from time to time.  Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director hereunder existing at the time of such repeal or modification.

DATED this 28th day of October, 1999.

CORPORATE EXPRESS, INC.

By
	Title:	Vice President